Exhibit 23.3

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in this Registration Statement on Form S-1 of Dunkin’ Brands Group, Inc. of our report dated April 29, 2011 relating to the financial statements of B-R 31 Ice Cream Co. Ltd., which appears in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers Aarata

Tokyo, Japan

October 28, 2011